Delisting Determination, The Nasdaq Stock Market, LLC, May 23, 2025, BAIYU Holdings, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of BAIYU Holdings, Inc.
effective at the opening of the trading session on June 9, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5101.
The Company was notified of the Staff determination on October 4, 2024. On October 7, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815. On November 19, 2024, the hearing was supposed to be held but the Company withdrew its right to appeal. The Company notified the Exchange that it would withdraw its appeal on November 18, 2024. On November 22, 2024, the Panel reached a decision and decided to suspend the Company from the Exchange.
The Company security was suspended on November 21, 2024. The Staff determination to delist the Company securities became final on November 21, 2024.